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                                                                    EXHIBIT 3.1




                                     FIRST


                              AMENDED AND RESTATED


                           ARTICLES OF INCORPORATION


                                       OF


                          INFORMATION ON DEMAND, INC.
              (HEREIN AMENDING ITS NAME TO: DEMANDSTAR.COM, INC.)




         O. F. Ramos, being the President of Information on Demand, Inc., a Florida corporation, hereby certifies that:

         1. The name of the corporation is Information on Demand, Inc. The corporation was incorporated as HTE-IOD, Inc. in the State of Florida on June 2, 1999.

         2. An amendment to the corporation's Articles of Incorporation was filed on August 23, 1999, changing the corporation's name to Information on Demand, Inc.

         3.      Pursuant to Sections 607.0704, 607.1003 and 607.1007 of the
Florida Business Corporation Act, the text of the Articles of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

                                  "ARTICLE I


         The name of the corporation is DemandStar.com, Inc. (hereinafter called the "Corporation" or "DSI").


                                   ARTICLE II


         The purpose for which the Corporation is organized is to engage in the transaction of any lawful business for which corporations may be incorporated under the laws of the State of Florida.


                                  ARTICLE III


         A. Authorized Capital Stock. The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Ten Million (110,000,000) shares, consisting of:


         (i) One Hundred Million (100,000,000) shares of common stock, par value $.0001 per share (the "Common Stock"); and


         (ii) Ten Million (10,000,000) shares of preferred stock, par value $0.01 per share (the "Preferred Stock").


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                  No shareholder of any stock of the Corporation shall have
preemptive rights. There shall be no cumulative voting by the shareholders of the Corporation.

         B.       Provisions Relating to the Common Stock.


                  1. Dividends, Voting, etc. The common stock shall be subject to the express terms of the Preferred Stock and any class or series thereof. Subject to the preferential dividend rights applicable to shares of any series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive when, as and if declared by the Board of Directors (the "Board"), out of funds legally available therefor, dividends and other distributions payable in cash, property, stock (including shares of any class or series of the Corporation, whether or not shares of such class or series are already outstanding) or otherwise. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of shares of the Preferred Stock, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of the Common Stock held by them. Each share of Common Stock shall have one (1) vote on all matters that are submitted to shareholders for vote.


                  Shares of Common Stock may be issued by the Corporation for such consideration, having a value of not less than the par value thereof, as is determined by the Board of Directors.

                  2. Mergers and Consolidations. In the event of a merger, consolidation or combination of the Corporation with another entity (whether or not the Corporation is the surviving entity), the holders of Common Stock shall be entitled to receive their respective pro rata share of the consideration received in respect of that transaction.


                  3. Liquidating Distributions. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled, if any, or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation, if any, shall be divided among and paid ratably to the holders of Common Stock.


                  4. Sales and Repurchases. The Board shall have the power to cause the Corporation to issue and sell shares of Common Stock to such individuals, partnerships, joint ventures, limited liability companies, associations, corporations, trusts or other legal entities (collectively, "persons") and for such consideration as the Board shall from time to time in its discretion determine, and as otherwise permitted by law. The Board shall have the power to cause the Corporation to purchase, out of funds legally available therefor, shares of Common Stock from such persons and for such consideration as the Board shall from time to time in its discretion determine, and as otherwise permitted by law.


         C.       Provisions relating to Preferred Stock.


                  1. General. The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board as hereinafter prescribed.



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                  2.        Preferences. Authority is hereby expressly granted
to and vested in the Board to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance and redemption of any such Preferred Stock and, with respect to each class or series of the Preferred Stock, to fix and state, by resolution or resolutions from time to time adopted providing for the issuance thereof, the following:


                            (a) whether or not the class or series is to have
voting rights, full or limited, or is to be without voting rights;


                            (b) the number of shares to constitute the class or
series and the designations thereof;


                            (c) the preferences and relative, participating,
optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;


                            (d) whether or not the shares of any class or
series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;


                            (e) whether or not the shares of a class or series
shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;


                            (f) the dividend rate, whether dividends are
payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and, if cumulative, the date or dates from which such dividends shall accumulate;


                            (g) the preferences, if any, and the amounts
thereof that the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;


                            (h) whether or not the shares of any class or
series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and


                            (i) such other special rights and protective
provisions with respect to any class or series as the Board may deem advisable.


         The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued shares of the Preferred



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Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.



         D. Designation of Series A Preferred Stock. Two Million (2,000,000) shares of Preferred Stock have been designated Series A Preferred Stock (the "Series A Preferred Stock"). The Series A Preferred Stock shall have the following relative powers, preferences and rights, and qualifications, limitations and restrictions thereof:

                  (a) Ranking. The Series A Preferred Stock shall rank senior to the Common Stock (except as otherwise expressly provided below) and to all other classes and series of equity securities of the Corporation hereafter created, the terms of which provide that such class shall rank junior to the Series A Preferred Stock with respect to dividend rights and rights of redemption and rights on liquidation, dissolution and winding up. The Series A Preferred Stock shall rank senior to the Series B Preferred Stock with respect to rights of redemption and rights on liquidation, dissolution or winding-up. All equity securities of the Corporation with which the Series A Preferred Stock ranks on a parity with respect only to liquidation, dissolution or winding-up are collectively referred to herein as the "Series A Preferred Parity Securities." The definition of Series A Preferred Parity Securities shall also include any rights or options exercisable for, securities convertible into or exchangeable for, any of the Series A Preferred Parity Securities.

                  (b)       Dividends and Other Distributions.

                            (i)    So long as H.T.E., Inc., a Florida
corporation ("HTE"), is the holder of all of the outstanding shares of Series A Preferred Stock, HTE as the holder of the Series A Preferred Stock shall at any time that the HTE Actual Percentage (defined below) is less than the HTE Minimum Percentage (defined below) be entitled, not in preference to the holders of Common Stock, but in parity therewith, to receive and participate in all dividends or other distributions (including liquidating distributions), when, as and if declared by the Board of Directors out of funds legally available therefor with respect to the Common Stock. In such event the dividend or distribution shall be in an amount (rounded to the nearest cent) equal to the aggregate per share amount of all cash dividends and distributions, and the aggregate per share amount (payable in kind) of all non-cash dividends or distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on or payable with respect to the Common Stock multiplied by the difference between the HTE Minimum Percentage and the HTE Actual Percentage. All payments of dividends or other distributions to the holders of the Common Stock and the Series A Preferred Stock shall be paid or made at or about the same time.

         As used herein, the following definitions shall apply:

                  "HTE Actual Percentage" shall mean the percentage of outstanding Common Stock that HTE owns as of the date that a record is taken for the dividend or other distribution with respect to which the calculation is being made.

                  "HTE Minimum Percentage" shall mean thirty-five percent (35%) unless at any time after the date on which these Amended and Restated Articles of Incorporation are filed with the Florida Secretary of State, the Common Stock held by HTE has decreased to less than thirty-five percent (35%) of all outstanding shares of Common Stock as a result of transfers, conveyances or other dispositions by HTE of its Common Stock. In such circumstances, the HTE Minimum Percentage shall be automatically reduced to the amount that the shares of Common Stock held by HTE following such transfer, conveyance or disposition constitutes of all the outstanding shares of Common Stock as of the date that a record is taken for the dividend or other distribution with respect to which the calculation is being made.



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                            (ii)   If HTE, as the holder of the Series A
Preferred Stock, is at any time entitled to receive a portion of the dividend or distribution as the result of the declaration of dividends or distributions with respect to the Common Stock, then the Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in subsection
(b)(i) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock) in the amount required under this subsection (b).

                            (iii)  Except as otherwise provided in this Article
IV, the Corporation shall not pay any dividends or other distributions with respect to the Series A Preferred Stock.

                  (c) Liquidation, Dissolution or Winding-Up. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, before any payment or distribution shall be made to or set apart for the holders of Common Stock or any shares of other stock ranking junior (upon liquidation, dissolution or winding-up) to the Series A Preferred Stock unless, holders of shares of Series A Preferred Stock shall have first received $2.00 per share. If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or the proceeds thereof, distributable among the holders or the shares of Series A Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Series A Preferred Parity Securities, then such assets, or the proceeds thereof, shall be distributed ratably in accordance with the respective amounts that would be payable on the Series A Preferred Stock and the Series A Preferred Parity Stock upon such liquidation, dissolution or winding-up. Further, if as of the record date for the distribution of the Corporation's remaining net assets to holders of Common Stock the HTE Actual Percentage is less than the HTE Minimum Percentage, then HTE, as holder of all the outstanding shares of Series A Preferred Stock, shall, not in preference to the holders of Common Stock, but in parity therewith, be entitled to receive the distribution which is provided for under subsection (b). Except as provided in this subsection (c), holders of shares of Series A Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. For purposes of subsection (c), (A) a consolidation or merger of the Corporation with one or more corporations, or (B) a sale or transfer of all or substantially all of the Corporation's assets shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.

                  (d)       Conversion.

                            (i)    Each share of the Series A preferred stock
shall be convertible into one (1) share of fully paid non-assessable Common Stock, on a one-for-one basis, (subject to adjustments in certain events as provided for in this Subsection (d)) (the "Conversion Rate") at either the election of the holder of the Series A preferred stock or, automatically upon either the sale of substantially all of the Corporation's assets or a merger of DSI in which DSI does not survive such merger.

                            (ii)   The conversion price for such conversion
shall be two U.S. dollars ($2.00) per each share of Series A converted into Common Stock subject to any adjustments provided for in this Subsection (d) (the "Conversion Price").

                            (iii)  The Conversion Rate shall be subject to
positive and negative adjustments from time to time in the event of any Adjustment Event, as such term is defined to include any event described in subparagraphs A-D of this subparagraph (the "Adjustment Event"):

                                   A.      the issuance of Common Stock as a
dividend or distribution; or

                                   B.      the combination, subdivision or
reclassification of Common Stock or Common Stock Equivalents (defined below);
or

                                   C.      the sale of Common Stock at a price,
or the issuance of options, warrants or convertible securities with an exercise or conversion price per share, less than the lower of the



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Conversion Price or the then current market price of the Common Stock (except upon the issuance of options granted to employees, officers, directors, shareholders or consultants pursuant to existing stock option plans and future stock option plans approved by the DSI shareholders) ("Diluting Issues"); or

                                   D.      the distribution to all holders of
Common Stock of evidences of the Corporation's indebtedness or assets (including securities, but excluding cash dividends or distributions paid out of net income).

                            (iv)   Prior to the occurrence of any Adjustment
Event the Conversion Rate shall be adjusted as follows in order to insure that after the occurrence of such Adjustment Event, the holders of Series A Preferred Stock, in the aggregate retain the same proportionate interest in the Common Stock as prior to the Adjustment Event. Such adjustments to the Conversation Rate shall be computed as follows.

                                   A.      Adjustments for Issuance of Common
Stock, or Common Stock Equivalents as a dividend or distribution. In the event the Corporation at any time completes a transaction described in subsection
(d)(iii)A. without a proportionate and corresponding dividend or other distribution to holders of Series A Preferred Stock, then in each such event the Conversion Rate shall be increased as of the time of such issuance by multiplying the Conversion Rate by a fraction computed as follows; (i) the numerator shall be the total number of shares of Common Stock ("x") issued and outstanding (not including any shares described in clause (y) immediately below), immediately prior to the time of such issuance, plus ("y") the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents; and (ii) the denominator shall be the total number of shares of Common Stock issued and outstanding or deemed to be issued and outstanding immediately prior to the time of such issuance.

                                   However, (i) if such Common Stock
Equivalents provide, with the passage of time or otherwise, for any decrease in the number of shares of Common Stock issuable upon conversion or exercise thereof, the Conversion Rate computed upon the original issue thereof and any subsequent adjustments based thereon shall, upon any such decrease becoming effective, be recomputed to reflect such decrease insofar as it affects the rights of conversion or exercise of the Common Stock Equivalents then outstanding; or (ii) upon the expiration of any rights of conversion or exercise under any unexercised Common Stock Equivalents, the Conversion Rate computed upon the original issue thereof, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of such stock, if any, actually issued upon the conversion or exercise of such Common Stock Equivalents; or
(iii) in the event of issuance of Common Stock Equivalents which expire by their terms not more than sixty (60) days after the date of issuance thereof, no adjustments of the Conversion Rate shall be made until the expiration or exercise of all such Common Stock Equivalents, whereupon such adjustment shall be made in the manner provided in this Subsection (d)(iv)A.

                                   B.      Adjustments for Subdivisions,
Combinations, Reclassifications of Common Stock or the Sale or Distribution of All or Substantially All of the Corporation's Assets. In the event the Corporation at any time enters into a transaction more fully described in subsection (d)(iii)B or D. above, then and in each such event the Conversation Rate shall be increased or decreased by the same percentage change (increase or decrease) of the value of each share of Common Stock resulting from such Conversion Event. Such percentage change shall be measured on a per share basis by taking the Corporation's net assets prior to such Conversion Event described in this subparagraph and dividing such number by the number of shares of Common Stock outstanding immediately prior to such Conversion Event ("x"). This percentage shall be compared to a percentage calculated by the same method as the calculation of "x" but measured immediately after such Conversion Event, ("y"). The difference between x and y, whether negative or positive shall constitute the change to the Conversion Rate.



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                                   C.      Adjustments of Conversion Rate for
Diluting Issues. In the event the Corporation sells or issues any Common Stock or Common Stock Equivalents, at a per share consideration (as defined below) less than the Conversion Price then in effect for the Preferred Stock or enters into any transaction more fully described in subsection (d)(iii)C. above, then the Conversion Rate and Conversion Price then in effect shall be adjusted as provided in subparagraphs 1 through 5 of this Subsection (d)(iv)C. For the purposes of the foregoing, the per share consideration with respect to the sale or issuance of Common Stock shall be the price per share received by the Corporation, prior to the payment of any expenses, commissions, discounts and other applicable costs.

                                           With respect to the sale or issuance
of Common Stock Equivalents which are convertible into or exchangeable for Common Stock without further consideration, the per share consideration shall be determined by dividing the maximum number of shares (as set forth in the instrument relating thereto with regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable with respect to such Common Stock Equivalents into the aggregate consideration received by the Corporation upon the sale or issuance of such Common Stock Equivalents.

                                           With respect to the issuance of
other Common Stock Equivalents, the per share consideration shall be determined by dividing the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable with respect to such Common Stock Equivalents into the aggregate consideration received by the Corporation upon the sale or issuance of such Common Stock Equivalents plus the total consideration receivable by the Corporation upon the conversion or exercise of such Common Stock Equivalents.

                                           The issuance of Common Stock or
Common Stock Equivalents for no consideration shall be deemed to be an issuance at a per share consideration of $.0001. In connection with the sale or issuance of Common Stock and/or Common Stock Equivalents for non-cash consideration, the amount of consideration shall be determined by the Board of Directors of the Corporation

                                           As used in this subsection
(d)(iv)C., "Additional Shares of Common Stock" shall mean either shares of Common Stock issued subsequent to the original issue date of the issuance of such stock or, with respect to the issuance of Common Stock Equivalents, the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable in exchange for, upon conversion of, or upon exercise of such Common Stock Equivalents.

                                           Adjustments to the Conversion Rate
and/or the Conversion Price under this Subsection (d)(iv)C shall be computed as follows:

                                                 1. Upon each issuance of
Common Stock for per share consideration less than the Conversion Price in effect on the date of such issuance, the Conversion Rate of the Series A Preferred Stock in effect on such date will be adjusted by multiplying it by a fraction to be computed as follows: the denominator of such fraction ("x") shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus the number of shares of Common Stock which the aggregate net consideration received by the Corporation for the total number of such Additional Shares of Common Stock so issued would purchase at the Conversion Price then in effect, and the numerator of which ("y") shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock, plus the number of such Additional Shares of Common Stock so issued.

                                                 2. Upon each issuance of
Common Stock Equivalents, exchangeable without further consideration into Common Stock, for a per share



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consideration less than the Conversion Price in effect on the date of such issuance, the Conversion Rate of the Series A Preferred Stock in effect on such date will be adjusted as in subparagraph 1 of this Subsection (d)(iv)C on the basis that the related Additional Shares of Common Stock are to be treated as having been issued on the date of issuance of the Common Stock Equivalents, and the aggregate consideration received by the Corporation for such Common Stock Equivalents shall be deemed to have been received for such Additional Shares of Common Stock.

                                                 3. Upon each issuance of
Common Stock Equivalents, other than those described in subparagraph 2, of this Subsection (d)(iv)C, for a per share consideration less than the Conversion Price in effect on the date of such issuance, the Conversion Rate of the Series A preferred stock in effect on such date will be adjusted as in subparagraph 1 of this Subsection (d)(iv)C on the basis that the related Additional Shares of Common Stock are to be treated as having been issued on the date of issuance of such Common Stock Equivalents, and the aggregate consideration received and that receivable by the Corporation on conversion or exercise of such Common Stock Equivalents shall be deemed to have been received for such Additional Shares of Common Stock.

                                                 4. Once any Additional Shares
of Common Stock have been treated as having been issued for the purpose of this Subsection (d)(iv)C, they shall be treated as issued and outstanding shares of Common Stock whenever any subsequent calculations must be made pursuant hereto; provided that on the expiration of any options, warrants or rights to purchase Additional Shares of Common Stock, the termination of any rights to convert or exchange for Additional Shares of Common Stock, or the expiration of any options or rights related to such convertible or exchangeable securities on account of which an adjustment in the Conversion Rate has been made previously pursuant to this Subsection (d)(iv)C, the Conversion Rate shall forthwith be readjusted to such Conversion Rate as would have obtained had the adjustment made upon the issuance of such options, warrants, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities. Any adjustment of the Conversion Rate shall also cause an appropriate adjustment of the Conversion Price, calculated by dividing the adjusted Conversion Rate into the initial Conversion Price.

                                                 5. The foregoing
notwithstanding, no adjustment of the Conversion Rate and Conversion Price shall be made as a result of the issuance of any shares of Common Stock pursuant to which the Conversion Rate and/or Conversion Price are adjusted under Subsection A or B of this subsection (d)(iv).


                            (v)    No fractional shares of Common Stock shall
be issued upon the conversion of Series A preferred stock surrendered for conversion. Any shares of Series A preferred stock converted resulting in fractional shares of Common Stock shall be redeemed at the then effective Conversion Price per share, which shall be paid as promptly as possible when funds are available for such payment.

                            (vi)   Before any holder of Series A preferred
stock shall be entitled to convert the Series A preferred stock into shares of Common Stock, such holder shall surrender the duly endorsed certificate or certificates representing such shares, and shall give written notice to the Corporation of the name or names in which such holder wishes the certificate or certificates of the shares of Common Stock to be issued. The Corporation shall, as soon as is practicable thereafter, issue and deliver to such holder of Series A preferred stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which the holder of the Series A preferred stock shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of the business day on the date of such surrender of the shares of the Series A preferred stock to be converted, and the person, or persons, entitled to receive the shares of the Common Stock issuable upon such



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conversion shall be treated for all purposes as the record holder, or holders, of such shares of Common Stock at such date.

                            (vii)  Upon conversion of any Series A Preferred
Stock, each such share shall be canceled, shall be subject to subsection (e) below and not subject to reissuance as Series A Preferred Stock.

                            (viii) As used in this Subsection (d), "Common
Stock Equivalents" shall mean equity or debt securities convertible, exchangeable or exercisable for Common Stock.

                  (e) Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

                            (i)    Subject to the provision for adjustment
hereinafter set forth, the holders of Series A Preferred Stock as a group shall be entitled on all matters submitted to a vote of the shareholders of the Corporation to that number of votes as equals the "Ordinary Voting Amount". Notwithstanding the forgoing provisions of this subsection (e)(i) if any Shareholder Group (defined below) or Shareholder Groups own in excess of ten percent (10%) of the outstanding common stock then the holders of the Series A Preferred Stock as a group shall have that number of votes as equals the "Extraordinary Voting Amount".

                            (ii)   Notwithstanding the foregoing provision of
subsection (e)(i), if (A) at any time (the "Operative Time") the Corporation's outstanding Common Stock has an aggregate Fair Market Value of in excess of $100,000,000 on any date following an underwritten public offering of common stock by the Corporation, and (B) if at the Operative Time no Shareholder Group or Shareholder Groups then holds greater than fifteen percent (15%) of the outstanding common stock of the Corporation, then at all times following the Operative Time each share of Series A Preferred Stock shall have 2 votes per share.

                            (iii)  Notwithstanding the foregoing provisions of
subsection (e)(i) and (ii) at no time shall the Series A Preferred have voting rights in the aggregate greater than that number, which when added to all of the votes to which HTE is then entitled by virtue of its holdings of common stock, equals fifty percent (50%) of all the votes to which the voting stock of the Corporation is entitled.

                            (iv)   The votes which the Series A Preferred
holders are entitled to as a group shall be assigned and divided among the Series A Preferred shares on a pro rata basis.

                            (v)    In the event the Corporation shall at any
time after the date hereof declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case, the number of votes per share to which holders of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted automatically by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                            (vi)   Except as otherwise provided herein or by
law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one voting group on all matters submitted to a vote of the shareholders of the Corporation.

                            (vii)  Except as otherwise provided herein or by
law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the



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extent they are entitled to vote with holders of Common Stock and any other capital stock of the Corporation having general voting rights as set forth herein) for taking any corporate action.

         As used herein this Subsection (e), the following definitions shall apply:

         "Affiliate" shall mean, with respect to any person, any other person who, directly or indirectly, is in control of, is controlled by or is under common control with the former person; and "control" (including the terms "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

         "Extraordinary Voting Amount" shall mean that number which equals the greater of: (i) the Ordinary Voting Amount, or (ii) that number which equals 10,000 plus the total number of shares of voting stock of the Corporation owned by all Shareholder Groups owning in excess of ten percent (10%) of the outstanding Common Stock of the Corporation.

         "Fair Market Value" shall mean, with respect to any security, (i) if the security is listed on a national securities exchange or authorized for quotation on a national market quotation system, the closing price, regular way, of the security on such exchange or quotation system, as the case may be, or if no such reported sale of the security shall have occurred on such date, on the next preceding date on which there was such a reported sale, or (ii) if the security is not listed for trading on a national securities exchange or authorized for quotation on a national market quotation system, the average of the closing bid and asked prices as reported by the National Association of Securities Dealers Automated Quotation System or such other reputable entity or system engaged in the regular reporting of securities prices and on which such prices for such security are reported or, if no such prices shall have been reported for such date, on the next preceding date for which such prices were so reported, or (iii) if the security is not publicly traded, the fair market value of such security as determined by a nationally recognized investment banking or appraisal firm mutually acceptable to the Company and the Holders, the fair market value of whose Registrable Securities is to be determined.

         "Ordinary Voting Amount" shall mean that number which equals: (i) 19.9 percent (subject to adjustment as provided in the next sentence) of all voting stock of the Corporation, minus (ii) a number which equals the number of shares of voting stock (other than the Series A Preferred Stock) owned by HTE as of the record date for the matter voted upon; provided, however, that the Ordinary Voting Amount shall not be less than 2 times the number of Series A Preferred Stock outstanding. The 19.9 percentage referenced in the preceding sentence shall be reduced by multiplying the percentage by a fraction having as a numerator the number of shares of Series A Preferred Stock outstanding and a denominator equal to 750,000. If the fraction referenced in the preceding sentence is one (1) or greater no such adjustment shall be made in the 19.9 percentage. Notwithstanding the foregoing HTE may consent in writing to lower number of votes to appertain to its Series A Preferred Stock.

         "Shareholder Group" or "Shareholder Groups" shall mean the group composed of any holder of the Corporation's voting stock and any of his Affiliates and any other person who is a member of a group (as defined in Section 3 of the Securities Exchange Act of 1934) composed of the shareholder and/or his Affiliates. Notwithstanding the foregoing HTE is not a Shareholder Group. A Shareholder Group may be comprised of one person or entity.

                  (f) Reacquired Shares. Any shares of Series A Preferred Stock converted into Common Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall, upon their cancellation, become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

                  (g) Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case, the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged as if the Series A Preferred Stock had been converted immediately prior to such transaction.

                  (h) No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

                  (i) Amendment. These Restated Articles of Incorporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

         E. Designation of Series B Preferred Stock. Four Million (4,000,000) shares of Preferred Stock have been designated Series B Preferred Stock (the "Series B Preferred Stock"). The Series B Preferred Stock shall have the following relative powers, preferences and rights, and qualifications, limitations and restrictions thereof:

                  (a) Ranking. The Series B Preferred Stock shall with respect to dividend rights, rights of redemption and rights on liquidation, dissolution and winding up rank senior to all Common Stock and to each other class of capital stock of the Corporation, the terms of which provide that such class shall rank junior to the Series B Preferred Stock with respect to rights of redemption or rights on liquidation dissolution and winding up (the "JUNIOR PREFERRED STOCK") or the terms of which do not specify any rank relative to the Series B Preferred Stock. The Series A Preferred Stock shall rank senior to the Series B Preferred Stock with respect to rights of redemption and rights on liquidation, dissolution or winding-up. All equity securities of the Corporation to which the Series B Preferred Stock ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise), including the Common Stock and Junior Preferred Stock, are collectively referred to herein as the "Junior Securities" All equity securities of the Corporation with which the Series B Preferred Stock ranks on a parity (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) are collectively referred to herein as the "Series B Preferred Parity Securities." The respective definitions of Junior Securities and Series B Preferred Parity Securities shall also include any rights or options exercisable for, or securities convertible into or exchangeable for, any of the Junior Securities and Series B Preferred Parity Securities, as the case may be.

                  (b) Dividends. (i) The holders of shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends (subject to subsection (b)(i)(B) below) at the rate of 6% per annum (computed on the basis of a 360 day year of twelve 30-day months) (the "Series B Preferred Dividend Rate") on the Series B Preferred Liquidation Value (as defined below) of each share of Series B Preferred Stock on and as of the most recent Series B Preferred Dividend Payment Date (as defined below). Such dividends shall be payable in the manner set forth below in subsections
(b)(i)(A) and (B) quarterly on March 15, June 15, September 15, and December 15 of each year (unless such day is not a Business Day, in which event on the next succeeding business day) (each of such dates being a "Series B Preferred Dividend Payment Date" and each such quarterly Period being a "Series B Preferred Dividend Period"). Such dividends shall be cumulative from the date of issue, whether or not in any Series B Preferred Dividend Periods or Periods there shall be profits, surplus or other funds of the Corporation legally available for the payment of such dividends. "Business Day" means any day except a Saturday, Sunday or other day on which the New York Stock Exchange is closed.

                            A.     Each such dividend shall be payable in cash
on the Series B Preferred Liquidation Value per share of the Series B Preferred Stock, in equal quarterly amounts, to the holders of record of shares of the Series B Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates, not more than 60 days or less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past Series B Preferred Dividend Periods may be declared and paid at any time, without reference to any Series B Preferred Dividend Payment Date, to holders of record on such date, not more than 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

                            B.     Holders of shares of Series B Preferred
Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the cumulative dividends, as herein provided, on the Series B Preferred Stock. Except as expressly provided in this subsection (b), no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock that may be in arrears.

         (ii) So long as any shares of the Series B Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment or other distribution declared or made upon Series B Preferred Parity Securities or upon any Junior Securities for any Period unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on the Series B Preferred Stock for all dividend Periods terminating on or prior to the date of payment of the dividend on such class or series of Series B Preferred Parity Securities or Junior Securities. When dividends are not paid in full, or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Series B Preferred Stock and all dividends declared upon any other class or series of Series B Preferred Parity Securities shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series B Preferred Stock and accumulated and unpaid on such Series B Preferred Parity Securities. In no event will cash dividends be paid on Series B Preferred Parity Securities when dividends are not payable in cash on the Series B Preferred Stock. In addition, so long as any shares of the Series B Preferred Stock are outstanding, no Series B Preferred Parity Securities or Junior Securities shall be redeemed, purchased or otherwise acquired for any consideration (and no moneys shall be paid to or made available for a sinking fund for the purchase or redemption of any shares of any such stock) by the Corporation, directly or indirectly, except as described in the next succeeding sentence, unless the Series B Preferred Stock required or eligible for redemption as of such date has been redeemed, purchased, or otherwise acquired (or money paid to or made available for a sinking fund for such redemption, purchase or acquisition) contemporaneously or a sum sufficient for the redemption, purchase or acquisition thereof set apart for such redemption, purchase or acquisition of the Series B Preferred Stock. When the shares of Series B Preferred Stock are not redeemed, purchased, or otherwise acquired in full or a sum sufficient for such redemption, purchase or acquisition is not set apart, as aforesaid, all redemptions, purchases or acquisitions of shares of the Series B Preferred Stock and all redemptions, purchases or acquisitions of any other class or series of Series B Preferred Parity Securities shall be effected, ratably in accordance with the respective amounts that would be payable on such shares of Series B Preferred Stock and any such Series B Preferred Parity Securities if all amounts payable thereon were paid in full.

                  (c) Liquidation, Dissolution and Winding-Up. (i) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution shall be made to or set apart for the holders of Junior Securities, holders of shares of Series B Preferred Stock shall have first received an amount equal to the Series B Preferred Liquidation Value of such share plus any accrued and unpaid cash dividends to the date of distribution. "Series B Preferred Liquidation Value" on any date means, with respect to (x) any share of Series B Preferred Stock the sum of $1.00. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series B Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any

Series B Preferred Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series B Preferred Stock and any such other Series B Preferred Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series B Preferred Stock and any such Series B Preferred Parity Securities if all amounts payable thereon were paid in full. Except as provided in this subsection (c), holders of shares of Series B Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. For the purposes of this subsection (c)(i),(A) a consolidation or merger of the Corporation with one or more corporations, or (B) a sale or transfer of all or substantially all of the Corporation's assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

                            (ii)   Subject to the rights of the holders of any
Series B Preferred Parity Securities, after payment shall have been made in full to the holders of the Series B Preferred Stock, as provided in this subsection (c), any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Stock shall not be entitled to share therein.

                  (d) Mandatory Redemption. Subject to the Corporation having funds legally available for such purpose, following the second anniversary of the earlier of: (i) the expiration date of the Corporation's 2000 rights offering, or (ii) June 30, 2000, the Corporation, upon election of any holder of Series B Preferred Stock, shall redeem all or a portion of such holder's Series B Preferred Stock. The redemption price for any Series B Preferred Stock repurchased pursuant to this subsection (d) shall equal the Series B Preferred Applicable Liquidation Amount together with any accumulated and unpaid dividends through the date of repurchase.

                  (i) At least thirty (30) days prior to such mandatory redemption date, any holder electing to have the Corporation redeem any or all of his shares of Series B Preferred Stock shall mail a notice to the Corporation stating such election to redeem.

The Corporation shall then promptly mail to such holder instructions, determined by the Corporation, that such holder of Series B Preferred Stock must follow in order to have its Series B Preferred Stock purchased. Holders of Series B Preferred Stock electing to have shares of Series B Preferred Stock purchased shall be required to surrender Series B Preferred Stock, together with all necessary endorsements and appropriate forms duly completed, to the Corporation at the address specified in the notice at least three business days prior to the purchase date. Holders of Series B Preferred Stock shall be entitled to withdraw their election if the Corporation receives not later than two business days prior to the purchase date a facsimile transmission or letter setting forth the name of the holder of the Series B Preferred Stock and a statement that such holder of Series B Preferred Stock is withdrawing his election to have such Series B Preferred Stock purchased.

                  (ii) On the repurchase date, all shares of redeemed Series B Preferred Stock purchased by the Corporation under this subsection
(d) shall be retired by the Corporation, and the Corporation shall pay the redemption purchase.

                  (iii) Unless the Corporation defaults in the payment for the shares of Series B Preferred Stock tendered pursuant to this Section 4.05(d), dividends shall cease to accrue with respect to the shares of Series B Preferred Stock tendered and all rights of Holders of such tendered shares shall terminate, except for the right to receive payment therefor, on the repurchase purchase date.

                  (iv) If the funds of the Corporation legally available for redemption of shares of the Series B Preferred Stock on any mandatory redemption date are insufficient to pay accumulated and unpaid dividends with respect to the shares being redeemed and to redeem the number of shares required to be redeemed on that date, those funds that are legally available shall be used first to pay such dividends and then to redeem the maximum possible number of such shares, ratably on the basis of the number of shares that would be redeemed on such date if the funds of the Corporation legally available therefor had been sufficient to redeem all shares required to be redeemed on that date. At any time thereafter, when additional funds of the Corporation become legally available for the redemption of shares, such funds shall be used, at the end of the next succeeding fiscal quarter, to pay any remaining accumulated and unpaid dividends with respect to such shares that the Corporation was theretofore obligated to redeem and then to redeem the balance of such shares, ratably on the basis set forth in the preceding sentence.

                  (e) These Restated Articles of Incorporation shall not be amended in any manner that would materially alter or change the powers, the preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series B Preferred Stock, voting together as a single class.


                                   ARTICLE IV


         The Corporation shall exist perpetually unless sooner dissolved according to law.


                                   ARTICLE V


         The Corporation's mailing address and the address of the Corporation's principal office is 1551 Sandspur Road, Suite B, Maitland, Florida 32751.


                                   ARTICLE VI


         A. Number and Term of Directors. The Corporation's Board shall consist of not less than three (3) nor more than nine (9) members, with the exact number to be fixed from time to time by resolution of the Board. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. The Board shall be divided into three classes, Class I, Class II and Class III with the directors of each class to be elected for a staggered term of three years and initial terms as set forth in Section D below, and to serve until their successors are duly elected and qualified or until their earlier resignation, death or removal from office. The number of directors elected to each class shall be as nearly equal in number as possible. The Board shall apportion any increase or decrease in the number of directorships among the classes so as to make the number of directors in each class as nearly equal as possible.


         B. Director Vacancies; Removal. Except as may be otherwise provided pursuant to the terms of any series of Preferred Stock, whenever any vacancy on the Board shall occur due to death, resignation, retirement, disqualification, removal, increase in the number of directors or otherwise, a majority of directors in office, although less than a quorum of the entire Board, may fill the vacancy or vacancies for the balance of the unexpired term or terms, at which time a successor or successors shall be duly elected by the shareholders and qualified. Except as may be otherwise provided pursuant to the terms of any series of Preferred Stock, only the remaining directors of the Corporation shall have the authority, in accordance with the procedure stated above, to fill any vacancy that exists on the Board for the balance of the unexpired term or terms. Except as may be otherwise provided pursuant to the terms of any series of Preferred Stock, the Company's shareholders shall not, and shall have no power to, fill any vacancy on the Board. Any director, other than a director elected by holders of Preferred Stock voting as a class, may be removed from office at any time but only upon the affirmative vote of the holders of at least 66 2/3% of the voting power of all voting capital stock of the Corporation, voting together as a single class. Directors elected by holders of Preferred Stock may be removed from office as provided in Section D of Article III hereof or at any time upon the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of Preferred Stock entitled to elect the director.


         C. Shareholder Nominations of Director Candidates. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board at an annual or special meeting of shareholders may be made by or at the direction of the Board by any nominating committee or person appointed by the Board or by any shareholder of the Corporation entitled to vote for the election of directors at such meeting who complies with the procedures set forth in this Section C; provided, however, that nominations of persons for election to the Board at a special meeting may be made only if the election of directors is one of the purposes described in the special meeting notice required by Section 607.0705 of the Florida Business Corporation Act. Nominations of persons for election at a special meeting, other than nominations made by or at the direction of the Board, shall be made pursuant to notice in writing delivered to or mailed and received at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) day following the date on which notice of such meeting is given to shareholders or made public, whichever first occurs. Nominations of persons for election at an annual meeting, other than nominations made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than one hundred twenty (120) days nor more than one hundred eighty (180) days prior to the first anniversary of the date of the Corporation's notice of annual meeting provided with respect to the previous year's annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than thirty (30) calendar days earlier than the date contemplated by the previous year's notice of annual meeting, such notice by the shareholder to be timely must be so delivered or received not later than the close of business on the fifth (5th) day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever first occurs. Such shareholder's notice to the Secretary shall set forth the following information: (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director at the annual meeting, (i) the name, age, business address and residence address of the proposed nominee, (ii) the principal occupation or employment of the proposed nominee, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the proposed nominee, and (iv) any other information relating to the proposed nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice of nominees for election at the annual meeting, (i) the name and record address of the shareholder, and (ii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the shareholder. The Corporation may require any proposed nominee for election at an annual or special meeting of shareholders to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the requirements of this Section C, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. The affirmative vote of at least a majority of the directors or the holders of at least 66-2/3% of the voting power of the Corporation's voting stock is required to alter, amend or repeal, or adopt any provision inconsistent with, the provisions described in this paragraph.

         D. Board Classification. Commencing November 15, 1999, the classes of the Board of Directors shall consist of the following members of the Board of Directors with terms expiring at the annual meeting of shareholders in the year indicated:

                                                                 Term Expiring
                                                                 -------------
                  Class I Directors
                  -----------------
                  O. F. Ramos                                        2000
                  Bernard B. Markey                                  2000

                  Class II Director
                  -----------------
                  Edward A. Moses                                    2001

                  Class III Director
                  ------------------
                  L. A. Gornto, Jr.                                  2002



                                  ARTICLE VII

         The Corporation shall, to the fullest extent permitted by the laws of Florida, including, but not limited to Section 607.0850 of the Florida Business Corporation Act, as the same may be amended and supplemented from time to time, indemnify any and all directors and officers of the Corporation and may, in the discretion of the Board, indemnify any and all other persons whom it shall have power to indemnify under said Section or otherwise under Florida law, from and against any and all of the liabilities, expenses or other matters referred to or covered by said Section. The indemnification provisions contained in the Florida Business Corporation Act shall not be deemed exclusive of any other rights of which those indemnified may be entitled under any bylaw, agreement, resolution of shareholders or disinterested directors, or otherwise. No provision of these Amended and Restated Articles of Incorporation is intended by the Corporation to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the Florida Business Corporation Act upon the Corporation, upon its shareholders, bondholders and security holders, or upon its directors, officers and other corporate personnel, including, in particular, the power of the Corporation to furnish indemnification to directors, officers, employees and agents (and their heirs, executors and administrators) in the capacities defined and prescribed by the Florida Business Corporation Act and the defined and prescribed rights of said persons to indemnification as the same are conferred under the Florida Business Corporation Act.

                                  ARTICLE VIII


         A. Call of Special Shareholders Meeting. Except as otherwise required by law, the Corporation shall not be required to hold a special meeting of shareholders of the Corporation unless (in addition to any other requirements of law) (i) the holders of not less than fifty (50) percent of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign (the "Voting Stock Majority"), date and deliver to the Corporation's Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held; (ii) the meeting is called by the Board pursuant to a resolution approved by a majority of the entire Board; or (iii) the meeting is called by the Chairman of the Board of Directors. At anytime during which H.T.E., Inc. ("HTE") and its affiliates own at least a Voting Stock Majority, special meetings of the shareholders may be called by the Chairman of the Board, the Chief Executive Officer, the President, a majority of the Board of Directors, or upon the request of HTE or any of HTE's affiliates. Only business within the purpose or purposes described in the special meeting notice required by Section 607.0705 of the Florida Business Corporation Act may be conducted at a special shareholders' meeting. The affirmative vote of at least a majority of the directors or the holders of at least 66-2/3% of the voting power of the Corporation's voting stock is required to alter, amend or repeal, or adopt any provision inconsistent with, the provisions described in this paragraph.


         B. Advance Notice of Shareholder-Proposed Business for Annual Meeting. At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) otherwise properly brought before the meeting by or at the direction of the Board, or (c) otherwise properly brought before the meeting by a shareholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than one hundred twenty (120) days nor more than one hundred eighty (180) days prior to the first anniversary of the date of the Corporation's notice of annual meeting provided with respect to the previous year's annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than thirty (30) calendar days earlier than the date contemplated by the previous year's notice of annual meeting, such notice by the shareholder to be timely must be so delivered or received not later than the close of business on the fifth (5th) day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever first occurs. Such shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business. The Chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the requirements of this Section B, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. The affirmative vote of at least a majority of the directors or the holders of at least 66-2/3% of the voting power of the Corporation's voting stock is required to alter, amend or repeal, or adopt any provision inconsistent with, the provisions described in this paragraph.

                                   ARTICLE IX

         The Corporation reserves the right to amend or repeal any provision in these Articles of Incorporation, or any amendment hereto, and any right conferred upon the shareholders is subject to this reservation.

                                   ARTICLE X

         The Bylaws of the Corporation may be altered, amended or repealed or new Bylaws may be adopted at any meeting of the Board of Directors at which a quorum is present, by the affirmative vote of a majority of the directors present at such meeting; provided, however, that, notwithstanding the foregoing, the affirmative vote of at least a majority of the directors or the holders of at least 66-2/3% of the voting power of the Corporation's voting stock is required to alter, amend or repeal, or adopt any provision inconsistent with, the Bylaw provisions described in Article Two, Sections 3, 4, 7, 9 and 15 thereof and Article III, Sections 1 and 7 thereof."

         4. The foregoing Amended and Restated Articles of Incorporation of this Corporation were duly approved by the Board of Directors and Sole Shareholder at a meeting held on December 17, 1999. The total number of outstanding shares of this Corporation is 1,000 shares of Common Stock.

         IN WITNESS WHEREOF, the undersigned, for the purpose of amending and restating the Corporation's Articles of Incorporation pursuant to the laws of the State of Florida, has executed these Amended and Restated Articles of Incorporation as of December 21, 1999.


                                       INFORMATION ON DEMAND, INC.


                                       By: /s/ O. F. Ramos
                                          -------------------------------------
                                       Name:   O. F. Ramos
                                       Title:  President and Chief
                                               Executive Officer



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